Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the         day of         Month         year

B E T W E E N:

VERSAVERSABANK, a corporation continued under the Bank Act (Canada) (hereinafter called “VersaBank”)

OF THE FIRST PART

<NAME> of the City of London, in the Province of Ontario (Hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS:

A.	VersaBank carries on the business of a financial institution (the “Business or Business Activity);

B.	The Executive has been employed with VersaBank since <date> and most recently in the position of <position>.

C.	VersaBank and the Executive have agreed to continue the employment relationship for their mutual benefit in accordance with the terms and conditions set out in this Agreement;

NOW THEREFORE in consideration of the covenants and obligations contained in this Agreement, and for the other good and value consideration, the receipt of which is hereby acknowledged by each of the parties to this Agreement, the parties hereby agree as follows.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

1. INTRODUCTION

1.1           DEFINITIONS. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a)            “Agreement” shall mean this Executive Employment Agreement and all instruments and schedules supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

(b)	“Business” shall mean, the business of VersaBank as a financial institution and all matters related to the operations of a financial institution.

(c)	“Confidential Information” shall include, but not be limited to,

(i) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of VersaBank or its affiliates;

(ii) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, supplier lists, or documents of VersaBank or its affiliates;

(iii) any confidential information or trade secrets of any third party provided to VersaBank or its affiliates in confidence or subject to other use or disclosure restrictions or limitations; and

(iv) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, which pertains to VersaBank's or its affiliates’ affairs or interests or with whom or how VersaBank or its affiliates do business. VersaBank acknowledges and agrees that Confidential Information does not include information properly in the public domain, information that becomes known to the public through no fault of the Executive or becomes known to the Executive by disclosure from a third party who has a lawful right to disclose the information and has not received the information in confidence and the information does not constitute Confidential Information for said third party, provided that the Executive shall maintain such information in confidence during the Term of this Agreement.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

(d)            “Parties” shall mean VersaBank and the Executive, and “Party” shall mean either one of them.

(e)            “Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, limited liability company, cooperative, partnership, trust, unincorporated association, Affiliate, or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.

2.0	APPOINTMENT AND TERM

2.1            Subject to the terms and conditions of this Agreement, VersaBank will employ the Executive in the position of <position> and the Executive hereby accepts such continuing employment and agrees to perform such reasonable duties as may be prescribed or specified herein from time to time by VersaBank.

2.2            The Executive’s term of employment with VersaBank will be commenced on <date> and shall continue until terminated in accordance with the provisions of this Agreement.

3.0	DUTIES AND RESPONSIBILITIES

3.1            As VersaBank's <position> the Executive will exercise the authorities, duties and responsibilities of an executive of VersaBank, and as delegated by VersaBank, to represent, manage and direct the operations of VersaBank, subject always to the control and direction of VersaBank. In this capacity, the Executive must well and faithfully serve VersaBank and must make all efforts to protect and promote the VersaBank's goals and interests, as a fiduciary of VersaBank. The Executive will obey and carry out all lawful directions given by VersaBank, as well as all by-laws, policies, rules, regulations and constituting documents of VersaBank as may be in place from time to time.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

3.2           The Executive agrees to execute such additional tasks and duties compatible with their position as may be assigned by VersaBank from time to time, the whole according to the reasonable directives of VersaBank.

3.3.           The direct reporting relationship for the Executive will be to the <position> designate and, as such, the Executive must regularly report and be accountable to the <position>. The Executive acknowledges and agrees that their reporting relationship may change and that the Executive shall report to such individual or individuals as designated by VersaBank from time to time.

3.4            The Executive shall discharge their duties and responsibilities in a manner consistent with VersaBank’s policies and procedures.

3.5            The Executive shall be employed in London, Ontario and will attend VersaBank’s offices in <location> as required. The executive may be required from time to travel anywhere in the world in order to properly and effectively perform their duties and responsibilities.

3.6           The Executive agrees to abide by VersaBank’s policies, procedures and other such legislative, governance and employment policies as may be implemented and amended from time to time.

3.7           Unless prevented by ill health or otherwise granted prior written consent by VersaBank, the Executive must devote all of their working time, attention and ability to the business and affairs of VersaBank and the Executive must not be employed by, provide services to, or otherwise be engaged with, any other person or organization. Notwithstanding the foregoing, it is recognized that it will be a normal and expected part of the Executive's duties and responsibilities under this Agreement that the Executive may serve as a voluntary member on the board of directors of other organizations and associations and/or otherwise represent VersaBank on suitable external task groups and committees.

4.0 COMPENSATION

Subject to termination in accordance with this Agreement, VersaBank agrees to provide the Executive with the following compensation effective the date of this Agreement.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

SALARY

4.1            VersaBank shall pay to the Executive an annual salary of <$> payable in twenty-four (24) equal bi-monthly instalments or in such other manner as may be determined by VersaBank from time to time. The Executive’s salary shall be subject to payroll or other deductions as may be required at law. The salary of the Executive shall be reviewed by VersaBank annually and on the basis of such review VersaBank may, at its sole discretion, increase the Executive's salary herein.

VACATION

4.2            In accordance with the VersaBank’s vacation policy, during each twelve (12) month period of the term of this Agreement, the Executive shall be entitled to <number> weeks paid vacation. Such entitlement is subject to increase in accordance with VersaBank’s vacation policy in that regard. The date or dates of such vacation shall be taken at the time or times as the Executive may determine subject at all times to the operational needs and requirements of VersaBank.

GROUP BENEFIT PLANS

4.3            The Executive shall be entitled to participate in VersaBank’s Group benefit plans as maintained or amended from time to time for the benefit of executives of VersaBank. These plans may include coverage for extended health, prescription drugs, group life insurance and accidental death and disability (AD&D), dental, vision, short term disability and long term disability.

In the event the Executive is dismissed without cause, the VersaBank shall maintain coverage under such plans for the applicable notice period as may be required under Article 6.3 of this Agreement.

It is understood that VersaBank’s responsibility for any Group benefit plans is limited to the contribution of VersaBank’s share of premiums and that VersaBank is not the insurer of any benefits provided pursuant to such plans. The Executive understands and agrees that benefits may be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

PENSION SUPPLEMENT

4.4            The Executive shall be entitled to receive an annual Pension Supplement payment at the completion of each fiscal year in accordance with the terms of VersaBank’s Pension Supplement Plan for its senior executive and as amended or revised from time to time. The current payment is fifteen percent (15%) of the base salary, prorated to reflect any base salary changes that may occur during the year.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

EQUIPMENT AND REMOTE ACCESS

4.5            The Executive will be provided with a smartphone (or reimbursement for the use of a personal phone) and a laptop computer which are all required by the Executive in order to perform their duties and responsibilities under this Agreement. For greater certainty, all expenses related to this equipment, including the costs for cellular, text and data services, long-distance charges, that are actually and properly incurred by the Executive in the course of their employment with VersaBank will be reimbursed by VersaBank under paragraph 5.1 of this Agreement. All equipment and services provided pursuant to this paragraph shall cease upon termination of employment for any reason unless extended by mutual agreement of the parties.

DISCRETIONARY INCENTIVE AWARD

4.6            The Executive may be entitled to participate in a Discretionary Incentive Award at the completion of each fiscal year as determined at the sole discretion of the President & CEO.

The Entitlement to or payment of any Discretionary Incentive Award shall at all times be at the sole discretion of VersaBank.

VEHICLE BENEFIT

4.7            The Executive shall be entitled to a company automobile benefit subject to the terms of VersaBank’s Vehicle Benefit Policy. The maximum lease payment will be $1,150 per month excluding applicable HST subject to adjustment in accordance with VersaBank’s Vehicle Benefit Policy in that regard. The Executive will be required to guarantee the residual value of the vehicle.

SHARE PURCHASE PROGRAM

4.8            The Executive shall be entitled to participate in VersaBank’s Executive Share Purchase Program in accordance with the terms and conditions of the plan and program and as may be amended or revised from time to time.

PRIVACY

4.9            The Executive understand and consents that VersaBank may collect use or disclose personal information about the Executive and dependents for those purpose necessary to the conduct of the employment relationship including benefits administration and statutory reporting (“Personal Information”). The Executive understand that VersaBank may disclose such Personal Information to a third-party administrator for the purpose of administering your employment relationship with VersaBank and consents to such disclosure.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

5.0	EXPENSES

5.1           VersaBank will reimburse the Executive for all reasonable business-related expenses, including, but not limited to, expenses for public relations, conferences, courses, study tours, symposiums and related travel for the Executive, entertainment, incidental and other expenses actually and properly incurred by the Executive directly in the course of his employment with VersaBank in accordance with, and subject to, VersaBank's expense policies in effect from time to time. An expense report, along with appropriate statements, vouchers and receipts verifying such expenses, shall be submitted for approval by <position> or their delegate.

5.2           The VersaBank will directly pay for the costs for the Executive's annual professional dues for all professional associations necessary and appropriate in order for the Executive to perform his duties and responsibilities under this Agreement.

6.0	TERMINATION

RESIGNATION OR RETIREMENT

6.1           The Executive may terminate their employment, at any time, by providing where practical two (2) months, but in no event less than 30 days, written notice (or such lesser notice upon which the parties may mutually agree) of their resignation date to VersaBank. In the event of such termination, the Executive's entitlements will be strictly limited to receipt of any outstanding remuneration under Section 4 of this Agreement, including any earned but unpaid vacation pay, and expenses owing under Section 5 of this Agreement, until such Resignation date. Upon receiving such notice, VersaBank may waive the notice, in whole or in part, and the Executive hereby agrees to accept any such waiver in that regard with respect to their last date of active employment.

TERMINATION WITH CAUSE

6.2            Without limiting or otherwise affecting any of the remedies that VersaBank may have hereunder, the VersaBank may immediately terminate the Executive's employment, at any time, for cause (without notice or payment of compensation in lieu of notice or damages of any kind) by notifying the Executive in writing of such termination. For greater certainty, "cause" will include, but is not limited to:

(i)	any unjustified pattern of failure by the Executive to perform their duties and responsibilities under this Agreement on a full-time basis, except during periods of legitimate absence specifically provided by this Agreement and/or by statute;

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

(ii)	any serious misconduct by the Executive, including, but not limited to, any serious and/or negligent violation of the rules, regulations, policies and procedures of VersaBank, from time to time in force which are brought to the Executive's attention or of which they should reasonably be aware;

(iii)	any violation by the Executive of any material provision of this Agreement;

(iv)	any other omissions, commissions and/or other conduct by the Executive that would constitute cause for summary dismissal at common law, in addition to the above specified causes; and

(v)	bankruptcy or insolvency of the Executive

In the event of Termination with Cause, the Executive’s entitlements will be strictly limited to receipt of any outstanding Salary under Section 4 of this Agreement, any earned by unpaid vacation pay, and expenses owing under Section 5 of this Agreement up to and including their Termination Date.

TERMINATION WITHOUT CAUSE

6.3            VersaBank may terminate this Agreement and the employment of the Executive without cause at any time during the term of this Agreement by delivering written notice to the Executive (Termination Date).

In the event of termination by VersaBank without cause, the Executive shall receive in lieu of notice and in satisfaction of all claims and demands against VersaBank which may arise for termination pay or severance pay under the Canada Labour Code or out of statutes and/or legislation, or common law, payment of one (1) month’s Total Compensation for each completed year of service with a maximum of twenty-four (24) months Total Compensation, less any withholding taxes and other required deductions. For purposes of this paragraph, “Total Compensation” shall include the Executive’s then current base salary, vehicle lease payment, and amount equivalent to the most recent Discretionary Incentive Award, an amount equivalent to the most recent Award Pension Supplement paid, and the annual fitness activity reimbursement allowance.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

Group benefit plans, excluding group life insurance, AD&D, short-term disability and long-term disability benefits, will continue for the period of the applicable Notice Period as set forth herein. In the event that VersaBank is not able to continue said benefit coverage, VersaBank compensate the Executive by way of a lump sum payment equivalent to the cost to VersaBank for the said benefits for the applicable Notice Period.

In addition, all options to purchase shares of VersaBank held by the Executive shall become exercisable on the Termination Date and shall expire the earlier of the original expiry date of the options or two years after the Termination Date. Alternatively, at the Executive’s discretion, their options are to be redeemed by VersaBank at a price calculated as the difference between the option price and the average for the four trading days prior to the Termination Date.

Any payment made in lieu of notice may be paid by VersaBank, in its sole discretion, either by way of salary continuation or by way of a lump sum payment.

All other benefits and perquisites shall cease effective the Termination Date. However, the Executive shall be entitled to receive payment for any vehicle operating and insurance expenses, cellular expenses and business expenses up to and including the Termination Date.

The Executive shall receive payment for any accrued and unused vacation pay up to the Termination Date.

In no case will the total payments and provisions of benefits provided to the Executive in response of the termination of their employment be less than the Executive’s full entitlements pursuant to the Canada Labour Code.

The Executive will not be required to mitigate any damages arising from a Termination without Cause by VersaBank and any payments to be provided to the Executive as outlined in Article 6.3 shall not be reduced or set off against any amounts earned by the Executive from alternative employment, including self-employment. However, should the Executive obtain alternate employment with benefits coverage or perform services for any other organization for which they are compensated and receives benefits coverage prior to the end of the Notice Period, the Executive is to inform VersaBank immediately, and at which time the Group benefit coverage would cease.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

DEATH OR PERMANENT DISABILITY

6.4            If the Executive dies, the Executive employment shall be deemed to cease as of the date of their death, and the Executive’s rights pursuant to this Agreement shall cease as of the date of the death except for the entitlement of their estate to benefits provided by VersaBank in the event of death, if any. VersaBank will make payment to the Executive’s estate for all Salary including any earned but unpaid vacation pay and expenses owing to the Executive up to and including the date of their death and will work with the Executive’s estate to fulfill the Executive’s obligations described in Article 6.7.

6.5            The Executive's employment may also terminate as a result of frustration of the employment contract associated with a disability, subject at all times to the provisions of applicable Human Rights legislation and inability to accommodate the Executive’s ongoing disability. For the purpose of this Agreement, "Disability" means the situation where the Executive has been unable, as a direct result of their own illness, injury, disease or other disabling medical condition (physical, emotional or mental), to perform their duties and responsibilities under this Agreement. In the event of either such termination, the Executive's entitlements will be strictly limited to receipt of any outstanding Salary including any earned but unpaid vacation pay and expenses owing up to the termination of the Executive’s employment for frustration of the employment relationship, and any entitlements in accordance with any applicable employment standards legislation dealing with frustration of the employment contract.

MUTUAL TERMINATION

6.6            The Executive's employment will terminate, at any time, without any notice or payment of compensation in lieu of notice or damages of any kind, in the event that the Executive and VersaBank mutually consent in writing to such mutual termination. In the event of such termination, the Executive's entitlements will be strictly limited to receipt of any outstanding salary including any earned but unpaid vacation pay and expenses owing up to and including the mutually agreed upon termination date.

ASSOCIATE ARTICLES

6.7            When this Agreement is terminated for any reason the Executive will, within a reasonable period of receiving written confirmation or notice of their termination, return any equipment provided under Article 4.5 of this Agreement, work keys, security card, all items containing Confidential Information or related to VersaBank’s or its affiliates’ business as described in Articles 7.5, 7.7, and 7.8 of this Agreement, and fulfill their obligations under VersaBank’s Vehicle Lease Policy and Executive Share Purchase Program

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

6.8            The parties confirm that the provisions in Sections 6.1 to 6.6 of this Agreement are fair and reasonable, and are in full satisfaction of any and all entitlements that the Executive may have, pursuant to statute (including any claim for termination pay, severance pay, vacation pay or benefits) under the Canada Labour Code, this Agreement, contract, common law or otherwise, as a result of the termination of the Executive’s employment with VersaBank. The Executive recognizes and accepts that VersaBank shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, termination pay, severance pay, vacation pay or other claims or damages arising from the termination of their employment, above and beyond those specifically provided for herein. The Executive will have no action, cause of action, claim, and complaint or demand whatsoever against VersaBank, its successors, or assigns, its officers, directors, employees or agents or any other person as a consequence of such termination of employment. The Executive undertakes to provide to VersaBank a full release in form satisfactory to VersaBank upon receipt of the aforementioned payments.

7.0	CONFIDENTIALITY

CONFIDENTIALITY OBLIATIONS

7.1            The Executive agrees not to use, sell, circulate or otherwise distribute to any Person, or in any way disclose to any Person or to the public, any Confidential Information acquired by them during their relationship with VersaBank or any of its affiliates, whether as a shareholder or an employee. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with VersaBank or its affiliates and further agrees not to use Confidential Information for their own private use or commercial purposes or in any way detrimental to VersaBank or its affiliates.

7.2           Notwithstanding any provision hereof, the Executive shall not, at any time while an employee of VersaBank or at any time thereafter, use, discuss or disclose to any Person Confidential Information which constitutes a trade secret of VersaBank or its affiliates.

7.3           Any document or work assembled or composed by VersaBank or its affiliates which contain Confidential Information shall constitute and be treated as Confidential Information. The Executive shall not publish or be involved in the publication of any material containing Confidential Information.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

7.4           Any document or work composed, assembled or produced by the Executive, containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such. The Executive shall not publish or allow the publication of any material containing Confidential Information without the prior written consent of VersaBank.

7.5           During and after the Term of this Agreement, the Executive will not remove from VersaBank's premises or the premises of its affiliates any documents, records, files, notebooks, customer lists, supplier lists, correspondence, computer printouts, computer programs, computer software, price lists, microfilm or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duties shall require, and in such cases, will promptly return such items to VersaBank or its affiliates, as the case may be. Upon termination of this Agreement, all such items including summaries or copies thereof, then in the Executive's possession, shall be immediately returned to VersaBank or its affiliates, as the case may be.

7.6           Notwithstanding any provision hereof, nothing in this Agreement shall prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a Governmental Body or is otherwise required under any applicable law; it being understood, however, that to the extent possible, the Executive shall inform VersaBank of such a request for Disclosure in order that the latter may, at the appropriate time, decide whether or not to contest the said disclosure. The Executive shall fully cooperate with VersaBank or its affiliates in its efforts to contest such request for disclosure.

7.7           The Executive recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Executive, alone or with others, during the term of his employment with VersaBank, whether or not during working hours, that are within the scope of VersaBank's or its affiliates' business operations or that relate to any of VersaBank's or its affiliates' work or projects, are the sole and exclusive property of VersaBank.

7.8	Information Lists

(a)           the Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of VersaBank, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by VersaBank, its affiliates or the Executive.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

(b)           the Executive agrees to furnish to the VersaBank on demand at any time during the Term of this Agreement and upon termination of this Agreement his records, notes, computer printouts, computer programs, computer software, supplier lists, micro-film, plans, drawings, or any other documents related to the VersaBank's or its affiliates' business, including originals and copies thereof.

8.0	NON-SOLICITATION OF EMPLOYEES

8.1           The Executive shall not (without the prior written consent of VersaBank), during the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, for any reason, on their own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person or whether in connection with any endeavour, activity or business in competition with the Business or not:

(a)           employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of VersaBank or its affiliates any individual who is employed by VersaBank or its affiliates at the time of termination of this Agreement or who was employed by VersaBank or its affiliates within the six (6) months preceding the termination of this Agreement; or

(b)           procure or assist any Person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of VersaBank or its affiliates any individual who was employed by VersaBank or its affiliates at the time of the termination of this Agreement or within the six (6) months preceding the termination of this Agreement.

9.0 - NON-INTERFERENCE

9.1           The Executive shall not, during the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, for any reason, on their own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any customer, employee or supplier of VersaBank or any of its affiliates to discontinue or alter such Person's relationship with VersaBank or any of its affiliates.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

9.2            The Executive shall not, during the Term of this Agreement and for a period of twelve (12) months following the termination of this Agreement use any of VersaBank’s resources including its employees other than for the Business of VersaBank.

10.0	ACKNOWLEDGEMENT

10.1	The Executive hereby further recognizes and expressly acknowledges that:

(i)  the application of the aforesaid Article 7, Article 8, Article 9, in conjunction with the other provisions of this Agreement, will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of termination of this Agreement; and

(ii)  VersaBank would be subject to an irreparable prejudice should one or several of the said Articles be infringed or should any of the Executive's obligations thereunder be breached.

(iii)  The Executive’s covenants contained in this Agreement, including with respect to the restricted activities are separate and several. It is expressly understood and agreed that the Executive and VersaBank consider the restrictions contained in this Agreement to be reasonable, including in scope and duration, for the purpose of preserving and protecting the goodwill, made by a court having jurisdiction that any of the Executive’s covenants contained in this Agreement is an unenforceable restriction on the activities of the Executive, the provisions shall not be rendered void but shall be deemed amended to apply to the maximum extent, including the maximum activities, time period and to any other extent as the court may judicially determine or indicate to be reasonable, and the amended provisions, including any shorter or smaller time period, or reduced scope of restricted activities, as the case may be, may be enforced against the Executive.

Alternatively, if the court finds that any restrictions contained in this Agreement or any remedy provided in Article 7, 8, or 9 of this Agreement is unenforceable, and that restriction or remedy cannot be amended to make it enforceable, that finding shall not affect the enforceability of any of the other restrictions contained in this Agreement or the availability of any other remedy.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

10.2         The Executive hereby recognizes and expressly acknowledges that the said Articles grant to VersaBank only such reasonable protection as is admittedly necessary to preserve the legitimate interests of VersaBank.

11.0	GENERAL PROVISIONS

REMEDIES

11.1         The Executive acknowledges and agrees that VersaBank’s remedies at law for a breach of any of the provisions of this Agreement would be inadequate, would cause irreparable damage or other injury to VersaBank, the exact amount of which would be impossible to ascertain and would not be adequately remedied by monetary damages and, in recognition of this fact, in the event of a breach by the Executive of any of the provisions of this Agreement, the Executive agrees that, in addition to its remedies at law or in equity, at the option of VersaBank, all amounts then or at any time after that are due or payable to the Executive by VersaBank may be terminated by VersaBank (except amounts owed by VersaBank to the Executive for salary and other benefits under this Agreement), without posting ay bond, and VersaBank shall also be entitled o obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

The waiver by VersaBank of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

ASSIGEMENT

11.2          This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns. The Executive shall not be entitled to assign this Agreement without the prior written consent of VersaBank.

GOVERNING LAW

11.3         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, the principal place of business of VersaBank. The Executive hereby attorns to the jurisdiction of the courts of the Province of Ontario and Canada. binding upon the Parties hereto and their respective successors and permitted assigns. The Executive shall not be entitled to assign this Agreement without the prior written consent of the VersaBank.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

BENEFIT

11.4         The provisions of this agreement are for the benefit of VersaBank and the Executive and may be enforced by VersaBank or its assignees as permitted by this Agreement.

INTERPRETATION

11.5          Each definition in this Agreement includes the singular and plural and references to any gender include the other gender where appropriate. The work “including” means “including but without limitation”. The word “or” is not exclusive. The headings to the paragraphs are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

LITIGATION

11.6         In the event of any litigation arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the applicable other party all reasonable costs and expenses incurred, including legal fees incurred.

AMENDMENT AND WAIVER

11.7          No provision of this Agreement may be altered, amended or waived, except by a written document signed by all parties to this Agreement setting forth the alteration, amendment or waiver. The parties to this Agreement agree that the failure to enforce any provision or obligation under the Agreement shall not constitute a waiver of that provision or serve as a bar to the subsequent enforcement of that provision or obligation or any other provisions or obligations under this Agreement.

ENTIRE AGREEMENT

11.8         This Agreement constitutes the entire agreement between the parties to this Agreement and contains all of the agreements between the parties to this Agreement with respect to the subject matter of this Agreement. There is no statement, promise, agreement or obligation in existence that may conflict with the terms of this Agreement or that may modify, enlarge, or invalidate this Agreement or any provision of this Agreement. None of the prior or contemporaneous negotiations, preliminary drafts or prior versions of this Agreement leading up to its execution and not set forth in this Agreement shall be used by any of the parties to construe or affect the validity of this Agreement.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

NOTICE

11.9          Any notice, request, demand, claim and other communication required to permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand, if mailed by certified or registered mail with postage prepaid, if sent by courier, charges prepaid by the shipper, or if sent by facsimile to the following address or fax number (or to any other address or fax number a party is directed pursuant to written notice form the other party):

a. If to VersaBank to: Brent Hodge, Suite 2002, 140 Fullarton Street, London, ON N6A 5P2

b. if to Executive to: <name and address of Executive>

Any notice, request, demand, claim or other communication required or permitted to be given under this Agreement shall be deemed to have been given a received at the time of deliver if delivered by hand or by courier with charges prepaid by the shipper, five (5) days after having been mailed by certified or registered mail with postage paid (unless there is a labour strike or other disruption in the delivery of mail by post, in which case the notice, request, demand, claim or other communication shall be deemed to have been given and received five (5) days after the strike or other disruption has been resolved and normal delivery of mail by post has resumed) if mailed by certified or registered mail with postage prepaid, and the day shown on the fax transmittal report confirming deliver if sent by facsimile prior to 5:00pm on a business day at the place of receipt, and otherwise on the next business day after the day shown on the fax transmittal report confirming delivery.

CURRENCY

11.10       All amounts referred to in this Agreement are in <CAD/USD> dollars.

COUNTERPARTS

11.11       This Agreement may be executed and delivered in one or more counterparts or facsimile counterparts, each of which together shall constitute one original agreement in writing.

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED	)	VERSABANK
in the presence of	)
	)	Per:
)
)
)
Witness	)	Signature
)
)
)
	)	Date

SIGNED, SEALED AND DELIVERED	)
in the presence of	)	EXECUTIVE
)
)
)
Witness	)	Signature
)
)

Date

140 Fullarton Street, Suite 2002	Main: 519-645-1919	www.versabank.com
London, Ontario N6A 5P2	Toll Free: 866-979-1919